Exhibit 99.1

CONTACT: Susan A. Knudson Executive Vice President & CFO Histogen Inc. ir@histogen.com

Histogen Reports Third Quarter 2021 Earnings and Provides Business Update

Phase 1/2 Study of HST 003 for Cartilage Regeneration in the Knee On-

Going with Top-Line Data Expected in the Second Half of 2022

IND Filing for HST 004 for Spinal Disc Repair Anticipated in the Third Quarter of 2022

Pre-Clinical Proof-of-Concept Studies in Tendon Repair Underway

Strategic Partnering Process Initiated for Emricasan

SAN DIEGO, November 10, 2021 – Histogen Inc. (NASDAQ: HSTO), a clinical-stage company focused on developing potential first-in-class restorative therapeutics that ignite the body’s natural process to repair and maintain healthy biological function, today reported financial results for the third quarter ended September 30, 2021 and provided an update on its clinical pipeline and other corporate developments.

“In the third quarter, we continued to make important progress towards our goal of creating a strategic pipeline of novel therapeutics focused on orthopedic indications. We accomplished this by continuing clinical development of HST 003 in knee cartilage repair, advancing our investigational new drug application (IND) enabling activities for HST 004 in spinal disc repair and initiating pre-clinical studies in tendon repair,” said Steven J. Mento, Ph.D., Executive Chairman and Interim President and Chief Executive Officer. “Looking forward, we will concentrate our efforts on achieving meaningful regulatory, pre-clinical and clinical milestones for our pipeline assets in an effort to create long-term value for the benefit of patients and our shareholders.”

Highlights from the Third Quarter Ended September 30, 2021 and Business Updates

•

HST 003 – In June 2021, we initiated our Phase 1/2 clinical study of HST 003 to evaluate the safety and efficacy of human extracellular matrix (hECM) implanted within microfracture interstices and the cartilage defect in the knee to regenerate hyaline cartilage in combination with a microfracture procedure. We anticipate having top-line results from this study in the fourth quarter of 2022.

•

HST 004 – We continue to make progress on our IND enabling activities for HST 004, a cell conditioned medium (CCM) solution intended to be administered through an intradiscal injection for spinal disc repair. Our initial preclinical research has shown that HST 004 stimulates stem cells from the spinal disc to proliferate and secrete aggrecan and collagen II, regenerate normal matrix and cell tissue structure and restores disc height. HST 004 was also shown to reduce inflammation and protease activity and upregulate aggrecan production in an ex vivo spinal disc model. We anticipate filing an IND for HST 004 in the third quarter of 2022.

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•

Pre-Clinical Pipeline Opportunities – We continued to advance our efforts of evaluating additional pipeline opportunities targeting soft tissues, such as tendon and ligament. Pre-clinical proof-of-concept studies are ongoing, and we anticipate initial data in the fourth quarter of 2021.

•

Emricasan – In September 2021, we, along with our partner Amerimmune, announced initiation of a strategic partnering process to further advance the development of emricasan in mild to moderate symptomatic COVID-19 patients. In June 2021, we announced positive results from the Phase 1 study of emricasan in mild symptomatic COVID-19 patients. Emricasan was shown to be safe and well-tolerated during the 14 days of dosing and at the day 45 follow-up, as compared to placebo with no reports of serious adverse events. Patients who completed treatment with emricasan had a complete resolution of the symptoms most commonly associated in mild COVID-19, such as a cough, headache, and fatigue at day 7 and continued through day 45. Patients in the placebo arm who completed the study did not experience COVID-19 symptom resolution at any time point out to day 45.

•	Appointed Steven J. Mento, Ph.D. as Executive Chairman and Interim President and Chief Executive Officer, effective November 8, 2021.

Third Quarter 2021 Financial Highlights

Third Quarter Ended September 30, 2021 and 2020

Product Revenues for the three months ended September 30, 2021 and 2020, we recognized product revenues of $0.6 million and $0.4 million, respectively. The net increase of $0.2 million for the three months ended September 30, 2021 as compared to the three months ended September 30, 2020 was due to a one-time unanticipated sale of CCM to Allergan, unrelated to the Allergan Agreements. As of March 31, 2021, all obligations of Histogen related to the additional supply of CCM to Allergan under the Allergan Agreements had been completed.

License Revenues remained flat for each of the three months ended September 30, 2021 and 2020. During both periods, $5 thousand of deferred revenue was recognized in relation to the Potential Future Improvements remaining performance obligation related to the Allergan Agreements currently being amortized over the remaining 9-year patent life.

Services Revenues for the three months ended September 30, 2021 and 2020, we recognized professional services revenues of zero and $0.1 million, respectively. The year-over-year decrease is due to the completion of technology transfer obligations of Histogen under the Allergan Agreements.

Cost of Product and Revenues for the three months ended September 30, 2021 and 2020, we recognized cost of product revenue of zero and $0.3 million, respectively related to the sale of CCM to Allergan under the Allergan Agreements. As of March 31, 2021, all obligations of Histogen related to the additional supply of CCM to Allergan under the Allergan Agreements had been completed.

Cost of Services Revenues for the three months ended September 30, 2021 and 2020, were zero and $0.1 million, respectively, related to the completion of technology transfer obligations of Histogen under the Allergan Agreements.

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Research and Development Expenses for the three months ended September 30, 2021 and 2020 were $2.3 million and $1.5 million, respectively. The net increase of $0.8 million for the three months ended September 30, 2021 as compared to the three months ended September 30, 2020 was primarily due to both personnel-related expenses and expanded development costs of our product candidates, partially offset by $0.1 million in qualifying reimbursed expenses in connection with the Department of Defense grant.

General and Administrative Expenses for the three months ended September 30, 2021 and 2020 were relatively flat at $2.1 million and $2.0 million, respectively.

Cash and Cash Equivalents as of September 30, 2021 were $19.2 million. We believe that Histogen’s existing cash and cash equivalents and cash inflow from operations will be sufficient to meet its anticipated cash needs into December 2022.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and other Federal securities laws. For example, we are using forward-looking statements when we discuss Histogen’s future operations and its ability to successfully initiate and complete clinical trials, obtain clinical trial data and achieve regulatory milestones and related timing, including those related to the completion and reporting of top-line data for the HST 003 Phase 1/2 clinical trial for regeneration of cartilage in the knee, the completion of IND enabling activities and the anticipated filing of the HST 004 IND for spinal disc repair and the timing of providing clinical development guidance on the emricasan clinical program for the treatment of COVID-19; the nature, strategy and focus of Histogen’s business; the sufficiency of Histogen’s cash resources based on anticipated cash needs and its ability to achieve value for its stockholders, specifically given the strategic shift to orthopedic indications; Amerimmune’s ability to further develop emricasan and achieve value for Histogen’s stockholders; and the development and commercial potential and potential benefits of any of Histogen’s product candidates, such as HST 003 and HST 004. Histogen may not actually achieve the plans, carry out the intentions or meet the expectations or projections disclosed in the forward-looking statements and you should not place undue reliance on these forward-looking statements. Because such statements deal with future events and are based on Histogen’s current expectations, they are subject to various risks and uncertainties and actual results, performance or achievements of Histogen that could differ materially from those described in or implied by the statements in this press release, including: the uncertainties associated with the clinical development and regulatory approval of Histogen’s product candidates, including potential delays in the commencement, enrollment and completion of clinical trials, such as the completion and reporting of top-line data for the HST-003 Phase 1/2 clinical trial for regeneration of cartilage in the knee, the completion of IND enabling activities and the anticipated filing of the HST 004 IND for spinal disc repair and Amerimmune’s ability to further develop emricasan for the treatment of COVID-19, including the complexity and length of studies required to commercialize emricasan for COVID-19 and potential delays in the completion of clinical trials; Histogen’s dependence on its collaboration partner, Amerimmune, to carry out the development of emricasan and the potential for delays in the timing of regulatory approval; competition in the orthopedics market, COVID-19 market and other markets in which Histogen and its collaboration partner operate; the potential that earlier clinical trials and studies of Histogen’s product candidates may not be predictive of future results; risks related to business interruptions, including the outbreak of COVID-19 coronavirus, which could seriously harm Histogen’s financial condition and increase its costs and expenses; the requirement for additional capital to continue to advance these product candidates, which may not be available on favorable terms or at all; and market and other conditions. The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including those risks discussed in Histogen’s filings with the Securities and Exchange Commission. Except as otherwise required by law, Histogen disclaims any intention or

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obligation to update or revise any forward-looking statements, which speak only as of the date hereof, whether as a result of new information, future events, or circumstances or otherwise.

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HISTOGEN INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	September 30, 2021	December 31, 2020
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$19,215	$6,763
Restricted cash	—	10
Accounts receivable, net	716	144
Inventories	61	300
Prepaid and other assets	1,784	1,183
Total current assets	21,776	8,400
Property and equipment, net	289	271
Right-of-use assets	4,291	4,411
Other assets	1,202	1,931
Total assets	$27,558	$15,013
Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$686	$539
Accrued liabilities	1,862	1,880
Current portion of lease liabilities	—	28
Payroll protection program loan, current	—	97
Financed insurance premiums, current	—	193
Current portion of deferred revenue	19	48
Total current liabilities	2,567	2,785
Payroll protection program loan, non-current	—	369
Lease liabilities, non-current	4,602	4,806
Non-current portion of deferred revenue	103	118
Other liabilities	16	22
Total liabilities	7,288	8,100
Commitments and contingencies (Note 10)
Stockholders’ Equity (Deficit)
Preferred stock, $0.0001 par value; 10,000,000 shares authorized at September 30, 2021 and December 31, 2020; no shares issued and outstanding at September 30, 2021 and December 31, 2020	—	—
Common stock, $0.0001 par value; 200,000,000 shares authorized at September 30, 2021 and December 31, 2020; 41,729,257 and 15,030,757 shares issued and outstanding at September 30, 2021 and December 31, 2020, respectively	4	1
Additional paid-in capital	95,771	70,561
Accumulated deficit	(74,517)	(62,702)
Total Histogen Inc. stockholders’ equity (deficit)	21,258	7,860
Noncontrolling interest	(988)	(947)
Total equity (deficit)	20,270	6,913
Total liabilities and stockholders’ equity (deficit)	$27,558	$15,013

See accompanying notes to the unaudited condensed consolidated financial statements.

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HISTOGEN INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020

Revenues:
Product	$586	$419	$892	$419
Grant	—	—	113	—
License	5	5	22	877
Professional services	—	71	—	285
Total revenues	591	495	1,027	1,581
Operating expenses:
Cost of product revenue	—	263	220	424
Cost of professional services revenue	—	62	—	248
Acquired in-process research and development	—	—	—	7,144
Research and development	2,338	1,534	6,866	4,362
General and administrative	2,110	1,982	6,264	4,753
Total operating expenses	4,448	3,841	13,350	16,931
Loss from operations	(3,857)	(3,346)	(12,323)	(15,350)
Other income (expense):
Interest income (expense), net	(2)	(25)	(9)	(53)
Other income	1	108	476	108
Total other income (expense)	(1)	83	467	55
Net loss	(3,858)	(3,263)	(11,856)	(15,295)
Net loss attributable to noncontrolling interest	17	14	41	34
Net loss attributable to common stockholders	$(3,841)	$(3,249)	$(11,815)	$(15,261)
Net loss per share available to common stockholders, basic and diluted	$(0.09)	$(0.27)	$(0.32)	$(2.06)
Weighted-average number of common shares outstanding used to compute net loss per share, basic and diluted	41,729,257	12,169,173	36,869,720	7,425,051

See accompanying notes to the unaudited condensed consolidated financial statements.